Exhibit b.2

AMENDMENT TO BY-LAWS

DATED FEBRUARY 16, 2005

On February 16, 2005, the Board of Directors amended Section 8 of the By-Laws by amending and restating it in its entirety as follows:

“Section 8.  Voting.  At all meetings, stockholders of record entitled to vote thereat shall have one vote for each share of stock standing in his or her name on the books of the Corporation (and such stockholders of record holding fractional shares, if any, shall have proportionate voting rights) on the date for the determination of stockholders entitled to vote at such meeting.

All elections shall be had and all questions decided by a majority of the votes cast at a duly constituted meeting, except as otherwise provided by statute or by the Articles of Incorporation or by these Bylaws.

Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him or her by (i) a written proxy signed by such stockholder or his or her attorney-in-fact or (ii) such other manner of proxy authorization as shall be permitted by law, including authorization by electronic and telephonic means.  No proxy shall be valid after the expiration of eleven months from the date thereof, unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where such proxy states that it is irrevocable and in which an irrevocable proxy is permitted by law.

If a vote shall be taken on any question then unless required by statute or these Bylaws, or determined by the Chairman of the meeting to be advisable, any such vote need not be by ballot.  On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his or her proxy, and shall state the number of shares voted.

At any election of directors, the Chairman of the meeting may, and upon the request of the holders of 10% of the stock entitled to vote at such election shall, appoint two inspectors of election who shall first subscribe an oath or affirmation to execute faithfully the duties of inspectors at such election with strict impartiality and according to the best of their ability, and shall after the election make a certificate of the result of the vote taken.  No director or candidate for the office of director shall act as inspector of an election of directors.  Inspectors need not be stockholders of the Corporation.”